Exhibit 10.1

UNSECURED SUBORDINATED PROMISSORY NOTE AGREEMENT

$50,000	October 16, 2019

For value received, CurAegis Technologies, Inc., a New York state corporation (“the Company”), promises to pay to RICHARD A. KAPLAN, the principal sum of Fifty Thousand Dollars ($50,000) (the “Principal Amount”). Simple interest shall accrue from the issuance date of this Note on the unpaid Principal Amount at a rate equal to six percent per annum (6%). This Note is subject to the following terms and conditions.

1.

Maturity. This Note is callable at the election of the holder but in no instance, will the maturity date exceed 90 days from the date of issuance, and as such is due and payable no later than January 14, 2020 (the “Maturity Date”).

2.	Interest. Interest shall accrue on this Note at the rate of six percent per annum (6%) and shall be payable upon repayment of the Principal.
3.

Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be first credited to accrued interest then due and payable, and the remainder shall be applied to the outstanding Principal Amount. The Note may be prepaid in whole or in part from time to time by the Company.

4.	Nature of Obligation. This Note is a general unsecured obligation of the Company.
5.

Transfers: Successors and Assigns: The terms and conditions of this Note share inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer all or any part of the Note without prior written consent of the Company.

6.

Governing Law: This Note and all acts and transactions pursuant to the rights and obligation of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law.

7.

Subordination: The Holder acknowledges and agrees that the Company’s payment obligation under this Note may be subordinated to the obligations of the Company to its lenders under any other financing facility in the event that the Company is unable to meet its obligations. In such event, no payments under this Note shall be paid to the Holder and any payment received by the Holder shall be immediately returned to the Company until such time as the Company is able to satisfy such obligations to the Lenders in full. By accepting this agreement, the Holder agrees to execute a subordination agreement with any Lender evidencing such subordination. If the terms and conditions of any subordination agreement with any Lender shall change, the Holder shall execute and deliver such further documents or instruments as such Lender may reasonably request in order to give effect to the provisions of such subordination agreement and the provisions of this Note.

CurAegis Technologies, Inc.

/s/ Kathleen A. Browne	/s/ Richard A. Kaplan
Chief Financial Officer	Lender

/s/ James Donnelly

Chief Operating Officer